UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___ )

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SIFCO Industries, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
_______________________________________________________________
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

The 2014 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held on January 28, 2014 at 9:00 a.m. local time at the Great Lakes Room, 200 Public Square – 3rd Floor, Cleveland, Ohio, 44114, to consider and vote upon proposals to:

1.	Elect seven (7) directors, each to serve a one-year term expiring at the 2015 Annual Meeting;

2.	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company;

3.	To cast a non-binding advisory vote on executive compensation (say-on-pay);

4.	To vote on the frequency for holding the non-binding advisory vote on say-on-pay (every one, two or three years);

5.	To amend Articles II, III and X of our Code of Regulations; and

6.	Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Shares at the close of business on December 2, 2013 will be entitled to receive notice of and vote at the meeting.

The SIFCO Industries, Inc. Annual Report for the fiscal year ended September 30, 2013 is included with this Notice.

By order of the Board of Directors.

SIFCO Industries, Inc.

December 13, 2013	Megan L. Mehalko, Corporate Secretary

Kindly fill in, date and sign the enclosed proxy card and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are present and vote in person at the meeting, your proxy will not be used.

SIFCO Industries, Inc.
970 East 64th Street, Cleveland, Ohio 44103

PROXY STATEMENT
Notice of Internet Availability mailed on or about December 19, 2013

General Information

The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company") for use at the 2014 Annual Meeting of the Shareholders of the Company to be held January 28, 2014, or at any adjournment thereof.

As permitted by the Securities and Exchange Commission (the “ SEC ”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “ Notice ”) to all shareholders.  All shareholders will have the ability to access this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 as filed with the SEC on November 27, 2013 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.

Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing before or at the 2014 Annual Meeting. However, the mere presence at the 2014 Annual Meeting of the shareholder granting a proxy will not revoke the proxy. Unless revoked by notice as above stated, shares represented by valid proxies will be voted on all matters to be acted upon at the 2014 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the 2014 Annual Meeting. Abstentions will not affect the vote on Proposal No. 1 and 4, but will be counted as “votes against” with respect to proposal No. 2, 3 and 5. The outcome of Proposal No. 4, the non-binding advisory vote on the frequency for holding the say-on-pay vote (every one, two or three years), will be determined by plurality vote, with the frequency option receiving the greatest number of votes cast being the frequency option for holding the say-on-pay vote approved by the shareholders. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the ratification of the selection of the independent registered public accounting firm, but will not be able to vote with respect to Proposal No. 1, 3, 4 and 5. Broker non-votes will not affect the outcome of any proposals brought before the 2014 Annual Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

The record date for determining shareholders entitled to vote at the 2014 Annual Meeting is December 2, 2013. As of October 31, 2013, the outstanding voting securities of the Company consisted of 5,373,526 common shares, $1.00 par value per share (“Common Shares”). Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on October 31, 2013. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2014 Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of our common stock beneficially owned as of October 31, 2013 (unless otherwise indicated) by: each person, who, to our knowledge, beneficially owns more than 5% of our common stock.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

Ms. Janice Carlson and Mr. Charles H. Smith, III,	1,994,899 (1)	37.12% (1)
Trustees, Voting Trust Agreement
c/o SIFCO Industries, Inc.
970 E. 64th Street
Cleveland, OH 44103

M. and S. Silk Revocable Trust	702,380 (2)	13.07% (2)
4946 Azusa Canyon Road
Irwindale, CA 91706

Thomson Horstmann & Bryant, Inc.	357,137 (3)	6.65% (3)
501 Merritt 7
Norwalk, CT 06851

(1)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”), as of January 31, 2013, Janice Carlson and Charles H. Smith, III beneficially owned, as Trustees, 1,994,899 Common Shares of the Company and such Common Shares have been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of January 31, 2013. The Voting Trust Agreement is for a two-year term ending January 31, 2015. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares. Although the Trustees do not have the power to dispose of the shares subject to the Voting Trust, they share the power to terminate the Voting Trust or to return shares subject to the Voting Trust to holders of voting trust certificates. Mr. H. D. Smith beneficially owns of record 282,763 shares (5.26%) of the Company, of which 275,893 shares are subject to the Voting Trust Agreement.

(2)
Based on a Schedule 13D/A filed with the SEC on May 21, 2009, M. and S. Silk Revocable Trust, Mark J. Silk and Sarah C. Silk, Co-Trustees, share both voting and dispositive power over 700,600 Common Shares of the Company as of May 21, 2009. During fiscal 2011, Mr. Silk was issued 1,780 restricted shares in his capacity as a director of the Company.

(3) Based on a Schedule 13G/A filed with the SEC on February 12, 2012, Thomson Horstmann & Bryant, Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940, held voting and dispositive power over 287,145 and 357,137 Common Shares, respectively, of the Company.

PROPOSAL 1 - TO ELECT SEVEN (7) DIRECTORS

Seven (7) directors are to be elected at the 2014 Annual Meeting to hold office until the next annual meeting of shareholders and/or until their respective successors are elected and qualified. Shares represented by validly given proxies will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The seven (7) nominees receiving the most votes will be elected as directors at the 2014 Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2014 Annual Meeting.

Board Recommendation - The Board of Directors recommends that you vote FOR the election of all nominees. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Nominees for election to the Board of Directors

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience, and any directorships held. The members of the Nominating and Governance Committee have recommended the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Nominating and Governance Committee reviews and evaluates individuals for nomination, to stand for election as a director, who are recommended to the Nominating and Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Process for Selecting and Nominating Directors” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources. In considering individuals for nomination to stand for election, the Nominating and Governance Committee will consider: (1) the current composition of directors and how they function as a group; (2) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Nominating and Governance Committee endeavors to select nominees that contribute requisite skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Nominating and Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Nominating and Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. The Nominating and Governance Committee will review the extent of the candidate’s demonstrated success in his or her chosen business, profession, or other career and the skills that the candidate would be expected to add to the Board. The Nominating and Governance Committee may, in certain cases, conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Nominating and Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The types of key attributes and/or experience that the Nominating and Governance Committee believes the composite board membership needs to possess to ensure the existence of a functionally effective board are: (i) proven leadership capabilities; (ii) familiarity with the organizational and operational requirements of medium and large sized manufacturing organizations; (iii) strategic planning; (iv) experience in mergers and acquisitions and an understanding of financial markets; (v) experience in finance and accounting; (vi) familiarity with the aerospace, defense, energy and related industries and markets, (vii) public company compensation matters and structure; and (viii) service on the boards of directors of other companies – both public and private. The Nominating and Governance Committee believes that each of the nominees possess certain of the key attributes that the Committee believes to be important for an effective board.

Jeffrey P. Gotschall, 65, director of the Company since 1986, Chairman of the Board since 2001. Mr. Gotschall previously served the Company as Chief Executive Officer from 1990 until his retirement in 2009 and served from 1989 to 2002 as President, from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services. Mr. Gotschall’s long history with the Company, coupled with his management expertise, enables him to bring valuable perspective to the Board and its discussion of industry issues.

Michael S. Lipscomb, 67, President and Chief Executive Officer since 2009 and a director of the Company since 2010. Mr. Lipscomb also served as a director of the Company from 2002 to 2006. Mr. Lipscomb is currently the CEO of Aviation Component Solutions and the managing Director of GS Capital. Prior to joining the Company, Mr. Lipscomb was Chairman, President and CEO of Argo-Tech Corporation from 1994 to 2007, President from 1990 to 1994, Executive V.P. and Chief Operating Officer from 1988 to 1990, and Vice President of Operations from 1986, when Argo-Tech was formed, to 1988. Mr. Lipscomb joined TRW’s corporate staff in 1981 and was appointed Director of Operations for the Power Accessories Division in 1985. Mr. Lipscomb previously served as a director of Argo-Tech and AT Holdings Corporation from 1990 to 2007. He serves on the boards of Ruhlin Construction Company and Altra Holdings, Inc. He is a former board member of the Aerospace Industries Association and General Aviation Manufacturers Association. As a result of his prior executive positions and his public and private company board experience, Mr. Lipscomb brings his accomplished managerial, financial and industry background, as well as his solid understanding of strategy, operations, and sales to his role in management and on the Board of the Company.

John G. Chapman, Sr., CPA, 62, director of the Company since 2011. Mr. Chapman retired in 2011 from his position as Strategic Relationship Management Partner & Senior Contracting Partner with the firm of Deloitte LLP in Cleveland, Ohio. Prior to those responsibilities, Mr. Chapman served as an audit partner for Deloitte LLP, and its predecessor firm Touche Ross & Co. in Cleveland, Ohio starting in 1983.  Mr. Chapman started in the Touche Ross & Co. Chicago, Illinois office in 1972.  Mr. Chapman currently works as a contracting consultant to Deloitte LLP. Mr. Chapman serves on the board of trustees for Playhouse Square Foundation in Cleveland, Ohio.  Mr. Chapman’s background with a large accounting firm provides him with an understanding of accounting, audit, financial and information technology issues making him a significant contributor to the Board.

Donald C. Molten, Jr., 56, director of the Company since 2010.  Mr. Molten is the Associate Headmaster at University School.  Prior to joining University School in 2004, Mr. Molten was a Managing Director and Partner of Linsalata

Capital Partners, a private equity firm that specializes in acquiring middle market companies.  Mr. Molten is the former chairman and director of the Tranzonic Companies, Inc.   Mr. Molten also continues to serve on the board for U-Line Corporation, Inc., First Choice Packaging, Transpac, and Wellborn Forest Company.  Mr. Molten formerly served as director of America’s Body Company, CMS / Hartzell, Neff Motivation, Teleco and Degree Communications.  Prior to joining Linsalata Capital Partners, Mr. Molten was a vice president of Key Equity Capital and its predecessor, Society Venture Capital. His experience in equity and debt transactions and leveraged buyouts also includes seven years with The Northwestern Mutual Life Insurance Company. Mr. Molten provides significant experience in implementation of growth strategies, execution of strategic acquisitions and divestitures and meaningfully contributes to the Board’s discussion of strategic considerations.

Alayne L. Reitman, 49, director of the Company since 2002. Ms. Reitman currently serves as a Trustee of The Cleveland Museum of Natural History and is a member of the Audit Committee of Hawken School. Ms. Reitman serves on the board of Embedded Planet LLC, a high-tech start-up company, where she previously served from 1999 to 2001 as President. Ms. Reitman previously served from 1993 to 1998 as Vice President and Chief Financial Officer of the Tranzonic Companies, Inc.; and from 1991 to 1993 as Senior Financial Analyst for American Airlines. Ms. Reitman received an MBA degree from the Wharton School of the University of Pennsylvania. Ms. Reitman's leadership and her financial management experience permit her to be a significant resource to the Board.

Hudson D. Smith, 62, director of the Company since 1988. Mr. Smith is currently the President of Forged Aerospace Sales, LLC. Mr. Smith previously served the Company as Executive Vice President from 2003 through 2005; as Treasurer from 1983 through 2005; as President of SIFCO Forge Group from 1998 through 2003; as Vice President and General Manager of SIFCO Forge Group from 1995 through 1997; as General Manager of SIFCO Forge Group’s Cleveland Operations from 1989 through 1995; and as General Sales Manager of SIFCO Forge Group from 1985 through 1989. Mr. Smith served as board member of the Forging Industry Association from 2004 through 2008. Refer to “Director Compensation” below for a discussion of certain transactions between Mr. Smith and the Company. Mr. Smith’s historic and current involvement in the industry make him an invaluable contributor to considerations of industry trends and major customer matters.

Norman E. Wells, Jr., 65, is a Partner and Operating Executive of SFW Capital Partners, LLC (“SFW”). In this capacity, he serves on the board of Spectro, Inc., an SFW portfolio investment. Mr. Wells is also the Chairman of the Board of the Summa Health System, a not-for-profit health care provider. Mr. Wells previously served as Chairman and CEO of Sovereign Specialty Chemicals, Inc. from 2002 to 2005; as CEO of Easco Aluminum, Inc. from 1996 until 1999; and as CEO of CasTech Aluminum Group Inc. from 1991 to 1996. Mr. Wells also served on the boards of Dal-Tile International and Manchester Tank & Equipment Co. Mr. Wells has Bachelor of Science degrees in Metallurgical Engineering and Industrial Engineering from the University of Washington and an MBA from Gonzaga University. Mr. Wells’ experience in managerial positions and with boards of directors of other businesses provides valuable business acumen and strategic insight to the Board.

Each of the foregoing nominees was recommended by the Nominating and Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers except that Mr. J. P. Gotschall and Mr. H. D. Smith are cousins.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth, as of October 31, 2013, the number of Common Shares of the Company beneficially owned by each director, nominee for director and named executive officer and all directors and executive officers as a group, according to information furnished to the Company by such persons:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class

Hudson D. Smith (2)(3)(5)	282,763	5.26%
Michael S. Lipscomb (3)	197,905	3.68%
Jeffrey P. Gotschall (2)(3)(5)	159,141	2.96%
Frank A. Cappello (6)	34,242	*
James P. Woidke (4)	28,701	*
Donald C. Molten, Jr.	13,670	*
John G. Chapman, Sr.	7,630	*
Alayne L. Reitman	7,570	*
Catherine M. Kramer (4)	3,675	*
Norman E. Wells, Jr.	2,378	*

All Directors and Executive Officers as a Group (1)	737,675	13.72%

*Common Shares owned are less than one percent of class.

(1)	Unless otherwise stated below, the named person owns all of such shares of record and has sole voting and investment power as to those shares.

(2)
In the cases of Mr. J. P. Gotschall and Mr. H. D. Smith, includes 400 shares and 22,955 shares, respectively, owned by their spouses and any children or in trust for them, their spouses and their lineal descendants.

(3)
Includes Voting Trust Certificates issued by the aforementioned (see page 3) Voting Trust representing an equivalent number of Common Shares held by such Trust as follows: Mr. J. P. Gotschall – 152,629, Mr. H. D. Smith – 275,893 and Mr. M. S. Lipscomb - 150,000.

(4)
A portion of the total number of shares for the following persons represents the target number of shares related to performance-based awards which are outstanding as of September 30, 2013 with respect to the 2007 LTIP: Mr. J. P. Woidke – 16,200 shares and Ms. C. M. Kramer – 3,675 shares. A portion of the total number of shares for the following person represents shares related to performance-based awards which are vested as of September 30, 2013 with respect to the 2007 LTIP: Mr. J. P. Woidke – 3,600 shares.

(5)	Mr. J. P. Gotschall and Mr. H. D. Smith are cousins.

(6)	Mr. F. A. Cappello left the Company as of December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during, or with respect to, the fiscal year ended September 30, 2013, the Company believes that no director, officer, beneficial owner of more than ten percent (10%) of its outstanding Common Shares or any other person subject to Section 16(a) of the Exchange Act failed to file on a timely basis during fiscal 2013 any reports required by 16(a) of the Exchange Act, except for two directors who each reported one transaction subsequent to the filing date required for Form 4.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors - The Company's Board of Directors held eight (8) scheduled meetings during fiscal 2013. The Board of Directors' standing committees are the Audit, Compensation, Nominating and Governance Committees. From time-to-time, the Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. Directors are expected to attend Board meetings, the annual shareholders’ meeting, and meetings of the committees on which he or she serves. During fiscal 2013, each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. SIFCO’s independent directors meet in executive session at each regularly scheduled Board meeting. All of the directors attended the Company’s 2013 Annual Meeting of Shareholders.

Director Independence - The members of the Board of Directors' standing committees are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Board has affirmatively determined that Mr. D. C. Molten, Jr., Ms. A. L. Reitman, Mr. J. G. Chapman, Sr. and Mr. Norman E. Wells, Jr. meet these standards of independence. There are no undisclosed transactions, relationships, or arrangements between the Company and any of such directors. The Board has affirmatively determined that Mr. J. P. Gotschall, Mr. M. S. Lipscomb and Mr. H. D. Smith do not meet these standards of independence, are therefore not independent and, accordingly, are not members of any of the Board’s standing committees. Should the need arise, the Company is permitted under NYSE MKT rules to maintain a board comprised of one-half independent directors, rather than a majority of independent directors, due to its status as a “Smaller Reporting Company” under SEC regulations.

Board Committees

Audit Committee - The functions of the Audit Committee are to select, subject to shareholder ratification, the Company’s independent registered public accounting firm; to approve all non-audit related services performed by the Company’s independent registered public accounting firm; to determine the scope of the audit; to discuss any special problems that may arise during the course of the audit; and to review the audit and its findings for the purpose of reporting to the Board of Directors. Further, the Audit Committee receives a written statement delineating the relationship between the independent registered public accounting firm and the Company. None of the members of the Audit Committee participated in the preparation of the Company’s financial statements at any time during the past three (3) years. The members of the Audit Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide and SEC Rule 10A-3. Each member of the Audit Committee is financially literate and A. L. Reitman is designated as the Audit Committee financial expert. None of the Audit Committee members serve on more than one (1) other public company audit committee. The Audit Committee, currently composed of A. L. Reitman (Chairperson), D. C. Molten, Jr., N. E. Wells, Jr. and J. G. Chapman, Sr., held four (4) meetings during fiscal 2013. The Audit Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Compensation Committee - The functions of the Compensation Committee are to review and make recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, to establish the executive compensation packages offered to directors and officers. Officers’ base salary, target annual incentive compensation awards and granting of long-term equity-based incentive compensation, and the number of shares that should be subject to each equity instrument so granted, are set at competitive levels with the opportunity to earn competitive pay for targeted performance as measured against a peer group of companies. The Compensation Committee is appointed by the Board, and consists entirely of directors who are independent directors as defined in Section 803 of the NYSE MKT Company Guide. Our Compensation Committee, currently composed of N.E. Wells, Jr. (Chairperson), A. L. Reitman, D. C. Molten, Jr., and J. G. Chapman, Sr., held five (5) meetings during fiscal 2013 and conducted other committee discussions as a part of a regular board meeting, some of which discussions were conducted without the CEO present. The Compensation Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Nominating and Governance Committee - The functions of the Nominating and Governance Committee are to recommend candidates for the Board of Directors and address issues relating to (i) senior management performance and succession and (ii) the composition and procedures of the Board. The Nominating and Governance Committee is currently composed of J. G. Chapman, Sr. (Chairperson), A. L. Reitman, N. E. Wells, Jr., and D. C. Molten, Jr. The members of the Nominating and Governance Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Nominating and Governance Committee held one (1) meeting during fiscal 2013. Other functions of the Nominating and Governance Committee were fulfilled during sessions of the full Board of Directors. The Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Board Role in Risk Oversight - The Board reviews the Company’s annual plan and strategic plan, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning, and discusses and reviews succession planning with the frequency it deems to be appropriate, based on prevailing circumstances. Certain areas of oversight may be delegated to the relevant committees of the Board and the committees report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management incorporates enterprise-wide risk assessment of the Company as part of it annual planning process, including each of its business segments, and presents it to the Board for review as part of senior management’s annual planning document. The principal areas of this risk assessment include a review of strategic business, financial, operational, compliance and technology objectives and the potential risk for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Nominating and Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Separation of Role of Chairman of the Board and CEO - The Board has appointed Jeffrey P. Gotschall as Chairman of the Board of Directors, separating the role from the Chief Executive Officer.  The Company has determined this structure to be most effective as the Chairman serves as a liaison between our directors and management and helps to maintain communication and discussion among the Board and management.  The Chairman serves in a presiding capacity at meetings and has such other duties as are determined by the Board from time to time.

Process for Selecting and Nominating Directors - In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including any potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. The Nominating and Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating and Governance Committee should submit such recommendation in writing to a member of the Nominating and Governance Committee or the Corporate Secretary of the Company, c/o SIFCO Industries, Inc., 970 East 64th Street, Cleveland, OH 44103. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Compensation Committee Interlocks and Insider Participation - None of the directors who served on the Compensation Committee during fiscal 2013 was a current or former officer or an employee of the Company or had any relationship with the Company that would be required to be disclosed by the Company under applicable related party transaction requirements. During fiscal 2013, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee and, therefore, there were no interlocking relationships (as described in Item 407(e)(iii) of SEC Regulation S-K) between members of the Compensation Committee and the Company. Mr. D. C. Molten, Jr., Ms. A. L. Reitman, Mr. N. E. Wells, Jr. and Mr. J. G. Chapman, Sr. served as the members of the Compensation Committee during fiscal 2013.

Communications with the Board of Directors – Shareholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management directors of the Board. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Board of Directors, SIFCO Industries, Inc., c/o Ms. Megan L. Mehalko, Corporate Secretary, 970 E. 64th Street, Cleveland, Ohio 44103.

Code of Ethics – The Company’s Code of Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Ethics and all committee charters are posted in the Investor Relations portion of the Company website at www.sifco.com.

Certain Relationships and Related Transactions - There were no transactions between the Company and its officers, directors or any person related to its officers or directors, or with any holder of more than 5% of the Company’s Common Shares, either during fiscal 2013 or up to the date of this proxy statement, except for the following relationships:

•	Mr. H. D. Smith maintains a sales representative agreement that is in place with the Company and that is discussed below under the heading “Director Compensation.”

•
Mr. M. S. Lipscomb is Managing Director of GS Capital, which owns Aviation Component Solutions. Aviation Component Solutions provided general management consulting services to one of SIFCO’s wholly-owned subsidiaries during fiscal 2013.

The Company reviews all transactions between the Company and any of its officers and directors. The Company’s Code of Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors, to the extent that they may arise. The Board reviews any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any of its related persons to the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:
The Compensation Committee manages our executive pay program. The role of the Compensation Committee is to approve the Company’s compensation philosophy, oversee our executive pay plans and policies, administer our stock plans, engage outside consultants, as appropriate, and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (“NEOs”):

•	Jeffrey P. Gotschall, Executive Chairman (through April 6, 2013, at which time he retired from the Company and assumed the role of non-Executive Chairman of the Board)

•	Michael S. Lipscomb, Chief Executive Officer

•	James P. Woidke, Executive Vice President and Chief Operating Officer

•	Catherine M. Kramer, Chief Financial Officer and Vice President, Finance (effective January 1, 2013)

•	Frank A. Cappello, Chief Financial Officer and Vice President, Finance (through December 31, 2012)
Messrs. Lipscomb and Woidke and Ms. Kramer are our only NEOs. Messrs. Gotschall and Cappello were also NEOs during part of fiscal 2013.

Shareholders should take into account the following as they evaluate the effectiveness of our executive pay program for fiscal 2013:

•	The Company has a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value as reflected in the its most recent Annual Report on Form 10-K.

•
The Company targets total direct compensation at the median of the competitive market. An analysis of the total direct compensation (defined as base salary, target annual incentive opportunity and long-term incentives) in fiscal 2013 indicated that total direct compensation is below the median of the market, primarily driven by below-market cash compensation.

•
We continue to use predominately performance shares in our long-term incentive program, directly tying a significant portion of our NEOs' total compensation to long-term financial results that benefit shareholders.

•
We have several pay practices and policies that are in the best interests of our shareholders, including not providing perquisites, limited executive retirement benefits, and stock ownership guidelines.

•	We do not have employment contracts for our NEOs and instead use severance agreements or change in control agreements to provide greater flexibility in managing executive severance benefits.

    The remainder of this report provides background for these conclusions and examines our pay philosophy and objectives, the process used to set pay for fiscal 2013, the elements of pay awarded and other policies affecting our executive pay program.
Pay Philosophy and Practices
Our philosophy for compensation policies and practices for all of our employees uses a balance of salary, annual cash incentives and, in some cases, equity-based compensation that supports the enhancement of revenue, earnings and cash performance of the Company for our shareholders without creating undue risk. Under our long term incentive program adopted in 2007 (the “LTIP”), we use a blend of performance-based awards and service-based awards with a greater emphasis on performance-based awards to further align the interests of our employees with those of our shareholders.
Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth below:
What We Do:

•	Pay for Performance

•	Reasonable Post-Employment/Change in Control Provisions

•	Double Trigger Change in Control Agreements

•	Share Ownership Guidelines

•	Share Retention Requirements post-vesting, regardless of ownership level

•	Independent Compensation Advisor
What We Don’t Do:

•	Enter into Employment Contracts

•	Offer Tax Gross-Ups

•	Issue Stock Options

•	Provide Executive Perquisites
Process Used to Set Pay for Fiscal 2013
Our executive pay program for fiscal 2013 was created with input from:

•	Compensation Committee;

•	Senior management;

•	Independent compensation advisors; and

•	Outside advisors, including legal counsel.

Role of Compensation Committee:
Four independent directors comprise our Compensation Committee, which is responsible for establishing and administering our compensation policies, programs and procedures. In performing its duties, the Compensation Committee may request information from senior management regarding the Company’s performance, pay and programs to assist it in its actions. Moreover, the Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing the Company’s programs, revising them and providing analysis regarding competitive pay information.

The Compensation Committee annually reviews and establishes the goals used for our incentive plans. In addition, it annually assesses the performance of the Company and the Chief Executive Officer. Based on this evaluation, the Compensation Committee then recommends the Chief Executive Officer’s compensation for the next year to the Board for its consideration and approval. In addition, the Compensation Committee reviews the Chief Executive Officer’s compensation recommendations for the Chief Operating Officer and Chief Financial Officer, providing appropriate input and approving final awards. Finally, the Compensation Committee provides guidance and final approval to the Chief Executive Officer with regard to the determination of the compensation of other key executives.

Role of Senior Management:

The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter. Typically, the Company’s Chief Executive Officer participates in meetings of the Compensation Committee. The Company’s other NEOs and senior management may participate as necessary or at the Compensation Committee’s request. The NEOs and senior management normally provide the Compensation Committee with information regarding the Company’s performance, as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisors.

Management provides input regarding the recommendations made by outside advisors or the Compensation Committee. Management implements, communicates and administers the programs approved by the Compensation Committee.

The Chief Executive Officer annually evaluates the performance of the Company and its other NEOs. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for the Chief Operating Officer and Chief Financial Officer for its consideration, input and approval. The Compensation Committee, in turn, authorizes the Chief Executive Officer to establish the pay for the Company’s other executives based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on their individual pay.
Role of Independent Compensation Advisors:
The initial fiscal 2013 pay program utilized compensation data from the 2012 National Executive Compensation Survey published by the Management Association of Illinois in cooperation with 18 other Employer Associations of America (EAA) members. Survey information for manufacturing companies from a variety of industries with comparable revenues as well as slightly higher revenues was utilized to establish target base salary and annual cash incentives. Target long-term equity incentives were established based on benchmarking data provided by Findley Davies, Inc. at the time the 2007 Long Term Incentive Compensation Plan was established. Due to limitations in the data provided in the National Executive Compensation Survey (specifically, the lack of data for publicly-traded companies and lack of data regarding annual cash and equity incentive plan designs), the Compensation Committee felt it was important to conduct a comprehensive independent review of our executive compensation program and engaged Pay Governance, LLC (“Pay Governance”) in March 2013 to assist it.
The Compensation Committee has the authority to retain Pay Governance or to engage other independent advisors and compensation consultants to assist in carrying out its responsibilities. Pay Governance’s lead consultant reported directly to the Compensation Committee Chairman, who approved his work, and interacted with management as needed to complete the work requested by the Compensation Committee. Pay Governance did not provide other services to the Company during fiscal 2013 and received no compensation other than with respect to the services provided to the Compensation Committee.
Pay Governance provided information regarding how other companies in technology-oriented metals manufacturing companies compensate their senior executives. Companies selected for this analysis were proposed by Pay Governance, reviewed by management and the Compensation Committee, and ultimately approved by the Compensation Committee. Companies included in the analysis were located across the country and had median revenues of approximately $104 million and median assets of $124 million, indicative of our competitive market for executive talent and comparable to our fiscal 2012 revenues of $103 million and assets of $107 million. The peer group used included the following companies:

Air Industries Group, Inc.	Dynamic Materials Corp
Allied Motion Technologies, Inc.	EDAC Technologies Corp.
American Superconductor Corp.	Graham Corp.
Breeze-Eastern Corporation	Natural Gas Services Group, Inc.
Broadway Energy, Inc.	Power Solutions International, Inc.
Butler National Co.	Sun Hydraulics Corp
Capstone Turbine Corp.	Synalloy Corp.
CPI Aerostructures, Inc.	Universal Stainless & Alloy Products
In addition, Pay Governance provided the Compensation Committee with data from compensation surveys that included hundreds of companies in a broader range of industries with revenues that are comparable to ours to support the information developed for the peer companies.
Based on this information, Pay Governance offered its recommendations for the NEOs’ pay program and presented its recommendations in meetings with the Compensation Committee. Subsequent to this initial market study, Pay Governance completed additional analysis of the Company’s long term equity incentive plan and made recommendations for changes to the structure of this plan. Pay Governance also reviewed the Company’s fiscal 2013 proxy statement. The work of Pay Governance has not created any conflicts of interest.
We believe our practices are consistent with the practices for other companies of our size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.
Elements of Pay for Fiscal 2013
The basic elements of our compensation package include:

•	Base salary;

•	Annual incentive opportunities;

•	Long-term equity incentives in the form of performance shares; and

•	Retirement and other benefits generally available to all other Company employees.
Our pay philosophy shifted during fiscal 2013 as our visibility of market practices improved based on the study conducted by Pay Governance. At the beginning of the year, due to limitations in available data, we targeted slightly higher than market median total direct compensation by using a mixed industry survey peer group for benchmarking purposes. The survey peer group consisted of a variety of manufacturing companies, including both durable goods and non-durable goods manufacturing, with comparable revenues as well as those with larger revenues. We believed including companies with larger revenues better reflected our publicly-traded status, the complexity of our businesses and our growth goals. The Pay Governance analysis showed that our practices actually resulted in less than market median total direct compensation when considering the peer group identified with the help of Pay Governance, which consists of publicly-traded companies of comparable size and complexity. We established a new philosophy of targeting total direct compensation at the market median, recognizing the importance of identifying an appropriate peer group. We believe targeting median pay levels is appropriate as it is sufficient to attract and retain key executives, but does not position our compensation costs out of line with other companies of similar size. Pay can vary from target levels to the degree that an executive’s individual experience and performance varies, and to the degree the Company’s performance or stock price increases or decreases, affecting the value our executives realize from SIFCO’s annual incentive and long-term incentive awards.
The Pay Governance study determined that, relative to peer group and market practices, our fiscal 2013 pay mix was generally weighted more heavily towards long-term equity incentives and less heavily toward cash compensation. In addition, both base pay and annual cash incentives were found generally to be below market medians. As a result, total direct compensation was below market medians. To address this, the Compensation Committee approved special base pay adjustments effective in July 2013 and changes to the 2014 pay mix for Mr. Woidke and Ms. Kramer, both of which are discussed further below.
We do not have a prescribed or target pay mix for our NEOs. However, a significant portion of our NEOs' total compensation is performance-based. The following table shows the percentage of each NEO’s total target direct compensation that was attributable to base salary, target annual cash incentives, and long-term equity incentives in fiscal 2013. Because annual cash incentives and long-term equity incentives are tied to meeting specific, pre-defined performance goals, these pay components are considered to be performance-based. All NEOs had at least 45% of their target total compensation allocated to performance-based pay (Messrs. Gotschall and Cappello are excluded because they were not NEOs for the entire fiscal year):

Component of Pay	Mr. Michael S. Lipscomb	Mr. James P. Woidke	Ms. Catherine M. Kramer
Base Salary (1)	55%	47%	50%
Target Annual Incentives	N/A	24%	20%
Long-Term Incentives	45%	29%	30%

(1)	For Mr. Lipscomb, earnings as a consultant for fiscal 2013 were used
Base Salaries:
Base salaries are the guaranteed part of our executives’ pay. We pay base salaries to recognize the skills, competencies, experience, and individual performance an executive brings to his or her role. As a result, changes in base salary result primarily from changes in the executive’s responsibilities, an assessment of their annual performance, our financial ability to pay base salaries and provide increases to them, and our analysis of market pay trends.
Salaries for our executives are based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. The Compensation Committee targets base salaries at approximately the 50th percentile, but also considers an individual’s experience, performance, and external market conditions. Under the terms of Mr. Woidke’s severance agreement, his compensation may not be materially decreased.
Based on company performance, senior management’s recommendations, and the existing survey data, the Compensation Committee approved a base salary increase of 6% for Mr. Woidke and 5% for Ms. Kramer at the beginning of fiscal 2013. Upon Ms. Kramer’s promotion to Chief Financial Officer ("CFO"), an additional 12% promotional base salary increase was approved.
After reviewing the peer group data provided by Pay Governance as discussed above, the Compensation Committee approved additional base salary increases of 5% and 10%, respectively, for Mr. Woidke and Ms. Kramer. These increases resulted in Mr. Woidke’s base salary increasing to just below the market 50th percentile for his position, and in Ms. Kramer’s base salary increasing to 74% of the market 50th percentile for her position. Ms. Kramer’s salary position relative to market median reflects her short tenure in the CFO position.
Mr. Lipscomb was retained by the Company on a contract/consulting basis throughout fiscal 2013, at a rate of $2,500 per day. Effective October 1, 2013, Mr. Lipscomb became a full-time, at-will employee of the Company. His base salary was established well below the market median in order to provide more aggressive performance-based compensation opportunities, as discussed below under Pay Decisions for Fiscal 2014.
Mr. Gotschall and Mr. Cappello did not receive base salary increases in fiscal 2013. Mr. Gotschall’s current base salary was determined to be appropriate for his role with the Company, and Mr. Cappello left the Company before fiscal 2013 base salary increases became effective.
Annual Cash Incentives:
In keeping with our policy of rewarding our executive officers for performance, executives, including our NEOs, were eligible to earn annual cash incentives under our annual incentive plan. Incentives under the plan increase each executive’s focus on specific short-term corporate operational goals. As a result, it balances the objectives of our other pay programs, which concentrate on individual performance (base salaries), and long-term financial results and stock price growth (long-term equity incentives). Finally, annual cash incentives allow us to manage fixed compensation costs, while still providing executives with competitive cash compensation consisting of salaries and incentives.
Each year, the Compensation Committee approves a target annual incentive opportunity for each NEO. We intend for our target incentives to be at median levels to provide competitive rewards to executives for achieving annual operating results. For fiscal 2013, our target incentives were 50% of salary for Messrs. Woidke and Cappello, and 25% of salary for Ms. Kramer, prior to her becoming an NEO. Ms. Kramer’s target incentive was subsequently increased to 40% when she assumed the CFO role and then to 45% to more closely align with the market median, as a result of the Pay Governance study. Mr. Lipscomb and Mr. Gotschall did not participate in the annual cash incentive plan for fiscal 2013. Mr. Gotschall receives only a base salary for his role as Chairman of the Board, and Mr. Lipscomb receives a per diem payment for his consulting role with the Company. Actual incentives can range from 0% to 150% of target depending on actual performance, practices that are consistent with the range of annual incentive opportunities of peers and those of other companies our size. In this manner, we can reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet threshold levels of performance.

Annual cash incentives are based primarily on earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for (i) (gain)/loss on the disposition or impairment of assets; (ii) LIFO adjustment; (iii) equity compensation expense; (iv) Salaried Retirement Plan pension settlement expense; (v) M&A transaction expense; (vi) purchase price adjustment for inventory fair value adjustment; and (vii) Incentive Expense Adjustment to Plan; and (viii) adjustments that are approved by the Compensation Committee. EBITDA results determine 100% of an executive’s annual cash incentive, subject to modification based on the Company’s working capital levels. Working capital is based on (i) FIFO based inventory; (ii) account receivables, (iii) accounts payable; and (iv) accrued expenses. If working capital is maintained within the target range, earned incentives are not adjusted. If working capital is below the target, earned incentives may be increased by up to 10%. If working capital is above the target range, earned incentives may be decreased by up to 10%. The working capital adjustment may not increase the total incentive paid to more than 150% of target.

The use of EBITDA as an incentive plan metric focuses on core operating profitability and is not influenced by accounting policies, significant non-operating results or other extraordinary items that can obscure operating results. We believe consistent improvements in our operating results over time should produce value for our shareholders over the long term. The working capital modifier balances the profitability focus of EBITDA by measuring our ability to generate discretionary cash that can be used to invest in assets, make acquisitions, retire debt, and pay dividends. It also serves to focus all incentive plan participants, including individuals beyond the NEOs, to efficiently use the capital that is within their control or influence.

Each year, the Compensation Committee approves annual performance targets for EBITDA and working capital. These targets are based on the annual financial plan developed by our senior management through vigorous top-down and bottoms-up planning, evaluation of business expectations for each business segment, customer reviews, raw material availability and pricing evaluations, SG&A considerations and general economic conditions. The annual financial plan is reviewed and approved by the Board. Performance targets are intended to be challenging, yet reasonably attainable. Once targets are established, the Compensation Committee sets minimum and maximum performance levels to appropriately reward for results that exceed or fall short of target expectations. At minimum performance, 50% of target incentives are paid; at maximum performance, 150% of target incentives are paid.

For fiscal 2013, actual EBITDA results were below target and actual working capital was below the target range, resulting in a payout percentage that was above target. Based on this payout percentage and the executive’s target incentive opportunity, Mr. Woidke and Ms. Kramer received an incentive award of $196,425 and $110,565, respectively, for fiscal 2013. These awards follow the annual incentive plan’s payout formula; no discretionary adjustments were made. Both of these cash incentives were paid in November 2013.

Performance Objective	Incentive % Target Award (1)	Adjusted EBITDA (2) ($ Thousands)	Working Capital ($ Thousands)
Minimum	50%	$16,767	$38,732
Target	100%	$18,630	$41,647
Maximum	150%	$20,493	$44,562

2013 Actual Results		$19,512	$35,954
2013 Percentage Payout	135%	125%	+10%

(1) Incentive awards for results in between performance objectives are interpolated
(2) Adjusted to exclude businesses that were acquired, divested or discontinued during fiscal 2013.

Long-Term Incentives:
The 2007 Long Term Incentive Plan (“LTIP”) provides us with flexibility to grant stock options, stock appreciation rights, performance share awards, restricted stock, stock units, and other forms of equity-based awards. To date, the Company has chosen to use performance share awards as the primary vehicle for delivering equity to executives and to use restricted stock on a limited basis. Performance share awards are consistent with our goal of motivating and rewarding our executive officers for achieving long-term performance goals that increase shareholder value, and they promote SIFCO’s long-term interests by aiding the retention of high-quality executives. Our use of long-term equity incentives reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives designed to enhance shareholder value. Finally, long-term incentives in the form of stock help build executive stock ownership, consistent with our stock ownership objectives more fully described in the section titled “Stock Ownership Guidelines” and strengthen the alignment with our shareholders’ interests.

Each year, the Compensation Committee approves a target long-term incentive opportunity for each NEO. We intend for our target incentives to be at median levels to provide competitive rewards to executives for achieving long-term financial and strategic results. For fiscal 2013, our target long-term incentives were established consistent with prior years’ targets, based on a study conducted by Findley Davies, Inc at the time the 2007 Long Term Incentive Plan was established. Mr. Woidke’s target award remained at 60% of base salary. Ms. Kramer’s original fiscal 2013 target award was based on her prior position with the Company. At the time of her promotion to CFO, the Committee approved a target award for Ms. Kramer equal to 60% of her base salary. For Mr. Lipscomb, who did not have a base salary in fiscal 2013, the target award value was established at $250,000, or approximately 75% of the consulting fees paid to him for his services to the Company in fiscal 2012. In setting this target, the Compensation Committee consulted with Findley Davies, Inc. to discuss the appropriate target equity level in our unique situation of having a CEO working as a consultant on a contract basis. Mr. Gotschall did not participate in the LTIP for the period ending in fiscal 2013 and Mr. Cappello departed the Company prior to his award being executed.

Actual incentives can range from 0% to 150% of target depending on actual performance, practices that are consistent with the range of annual incentive opportunities of peers and those of other companies our size. In this manner, we can reward our executives with higher levels of equity compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of equity compensation for results that fail to meet threshold levels of performance.

To strengthen the awards’ long-term ties to performance as well as to help retain our executives, long-term incentives are earned over a three-year period, based on the achievement of pre-established objectives for the period. For the three-year period beginning in fiscal 2013 and ending in fiscal 2015, long-term cash incentives are based on our cumulative EBITDA. We believe this profitability-focused performance measure encourages our executives to continually improve operating results, which in turn should produce value to our shareholders over the long term. The Company established a challenging cumulative three-year EBITDA goal that will require year-over-year EBITDA growth. The performance threshold was established at 90% of goal and the performance maximum was established at 110% of goal. Consistent with the Company’s practice of not providing earnings guidance, the specific EBITDA goal for this performance period will not be disclosed. For the three-year period ending in fiscal 2013, the LTIP used two performance measures, each weighted at 50%: EBITDA and Return on Sales (“ROS”), defined as operating profits divided by net sales. The original performance objectives were adjusted to include acquired businesses and exclude divested and discontinued businesses. The adjusted EBITDA performance objective ranged from $55.9 million at threshold to $62.1 million at target and $68.3 million at maximum performance. For such three-year period, the Company achieved a three-year EBITDA of $57.2 million, or 92% of target, resulting in shares being earned under this performance category. The adjusted ROS performance objective ranged from 13.7% at threshold to 15.2% at target and 16.7% at maximum performance. For the three-year period, the Company achieved an ROS of 13.1%, or 86% of target, resulting in no shares being earned in this performance category. Based on this combined performance, Mr. Woidke received a long-term cash incentive of 3,600 shares, or 30% of his target award, which will be delivered to him in January 2014 and valued as of that date. Mr. Cappello’s shares under this long-term incentive plan award were forfeited upon his separation from the Company. Pursuant to the terms of his separation agreement, Mr. Cappello will receive 9,818 shares of SIFCO stock on January 15, 2014. Messrs. Lipscomb and Gotschall and Ms. Kramer were not participants in the Long Term Incentive Plan at the time the grant for the three-year period ending in fiscal 2013 was made.

In November 2013, the Committee approved a grant of 8,400 shares of restricted stock to Mr. Woidke to recognize his significant contributions in re-shaping the Company. In making this award, the Committee considered Mr. Woidke’s leadership of the integration of three strategic acquisitions and the divestiture or closure of non-core businesses, which together have expanded our markets and customer reach, focused our strategy and established a platform for profitable growth.
Retirement and Other Benefits:
We also maintain qualified and nonqualified retirement programs to provide our executives and other employees basic life and income security needs and recognize individual contributions during their career with SIFCO.
    The NEOs participate in our qualified retirement plan (a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company) on the same terms as all of our other employees.
Mr. Gotschall is the only NEO who participated in our Supplemental Executive Retirement Plan (“SERP”). The SERP was adopted to replace retirement benefits lost because of regulatory limits associated with qualified plans, and provide retirement benefits for our NEOs comparable to that of other employees who are not constrained by regulatory limits. The SERP does not provide enhanced benefits beyond what other employees receive under the Company’s qualified defined benefit plan. The Company’s qualified defined benefit plan was frozen in March 2003, and therefore, benefit accruals under the SERP also ceased as of that date. At the time of his retirement in April 2013, Mr. Gotschall’ s earned benefits under the qualified defined benefit plan and under the SERP resulted in a monthly benefit of $5,865 and $3,815, respectively, which he began receiving in May 2013.
NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance. Executives’ benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.
Executive Perquisites:
We do not and have not historically provided any executive perquisites. We believe this practice supports the pay-for-performance tenet of our compensation philosophy and supports our open, interactive culture by aligning executives with other employees.
Other Policies and Practices
Timing of Equity Grants and Grant Price:    Performance share grants are generally awarded during the first Compensation Committee meeting of the fiscal year, normally in early or mid-November. This meeting date is normally set a year in advance, limiting our ability to time the market for equity awards. The value of any such grants is determined by the 90-day average closing price of our stock on the NYSE MKT as of the last day of the fiscal year (September 30). In addition, from time-to-time during the year, the Compensation Committee may make grants to a new employee or, in rare circumstances, to a current employee. In such cases, the value of the grants is also determined by the 90-day average closing price of our stock on the NYSE MKT as of the last day of the fiscal year.
Stock Ownership Guidelines:    A key objective of our long-term incentive awards is to encourage and build stock ownership. As a result, we adopted stock ownership guidelines that are common at other companies. These guidelines were adopted in January 2008 and require our NEOs to own shares that are equal to two times their base salary. Until the ownership guideline is achieved, NEOs are required to retain 100% of the net shares (after settling tax obligations) delivered through the LTIP. In addition, NEOs are required to retain all net shares delivered through the LTIP for a minimum of one year following receipt of the shares, regardless of whether the ownership guideline has been achieved. In determining stock ownership, we count all shares reported on SEC Form 4 as “beneficially owned”, including shares owned jointly with a spouse or separately by a spouse and/or children that share the NEO’s household.
Accounting and Tax Considerations:    In designing our compensation programs, we take into consideration the accounting and tax effect, including the impact of Section 162(m) of the Internal Revenue Code, that the components will have or may have on our executive officers and the Company. Our Long-Term Incentive Plan meets the definition of “performance based compensation” under Section 162(m).
Pay Decisions for Fiscal 2014
Throughout the summer and fall of 2013, the Compensation Committee met to review current pay levels of NEO's and the current structure of the Company’s annual and long-term incentive plans. The approved fiscal 2014 executive pay program for NEOs reflects several key changes recommended by Pay Governance, our independent compensation advisor, with the goal of improving our competitiveness with market practices and more effectively achieving our compensation objectives:

•	Base salaries for fiscal 2014 were increased at a higher rate, in order to bring base salaries closer to market medians;

•	Annual cash incentives remain tied to achieving financial plan EBITDA and working capital;

•	NEOs will continue to receive performance shares as the equity vehicle under the LTIP;

•
Performance shares will no longer be tied to EBITDA performance. Instead, they will be tied to EBITDA margin relative to a performance peer group that was adopted by the Compensation Committee. We believe this change is in the best interest of our executives and our shareholders. It utilizes a different measure of performance than the annual incentive plan and measures how well our executive team responds to the challenges and opportunities of the aerospace and defense market within which the Company primarily competes. Performance will be targeted at the 50th percentile of peer group performance, with threshold performance established at the 35th percentile and maximum performance at the 75th percentile of the peer group.

•
For both Mr. Woidke and Ms. Kramer, target annual incentive opportunities for fiscal 2014 were increased modestly while long-term incentive targets were decreased modestly to more closely align with market medians. This results in target total direct compensation that is consistent with the market median.

•
The performance range for both the annual cash incentive plan and the LTIP was broadened to 80% of plan as the performance threshold and 120% of plan as the performance maximum, to provide greater motivational value to participants while driving higher financial results that can create value for shareholders;

•	Beginning in fiscal 2014, performance share awards will now have double-trigger change in control provisions.

•
The Compensation Committee also approved the total direct compensation package for Mr. Lipscomb effective October 1, 2013 as he became an at-will employee of the Company. To recognize Mr. Lipscomb’s experience, past contributions and potential for future contributions to the Company as it pursues its aggressive growth plans, the Committee established Mr. Lipscomb’s total direct compensation target at $1.1 million, equal to the 64th percentile of the peer group. The Committee established a pay mix that reflects a strong bias for performance-based compensation tied to shareholder value creation. Mr. Lipscomb’s base salary was set at $343,750, the 26th percentile of the peer group. His annual cash incentive opportunity was established at 60% of base salary, consistent with the median of the peer group. Finally, the Committee established his long-term incentive opportunity at 160% of base salary, the 70th percentile of the peer group. The resulting total compensation package has 50% weight on equity-based compensation and 70% weight on performance-based components of pay (annual cash incentives plus long-term equity incentives).

In arriving at its decisions on executive compensation, the Compensation Committee referenced two separate peer groups, a proxy peer group of similarly-situated companies, used to determine compensation levels; and a broader general industry peer group, used to benchmark performance for purposes of determining EBITDA margin relative to peers as part of the revised Long Term Incentive Plan. The proxy peer group provides appropriate benchmarks for total direct compensation levels of companies of similar size and scope, regardless of the specific markets within which the Company competes. On the other hand, the general industry peer group used for performance comparisons reveals how well the Company is responding in the face of the challenges and opportunities of the markets in which we compete.
The proxy peer group used for fiscal 2014 compensation decisions is the same peer group used for the fiscal 2013 compensation study and included the following companies:

Air Industries Group, Inc.	Dynamic Materials Corp
Allied Motion Technologies, Inc.	EDAC Technologies Corp.
American Superconductor Corp.	Graham Corp.
Breeze-Eastern Corporation	Natural Gas Services Group, Inc.
Broadway Energy, Inc.	Power Solutions International, Inc.
Butler National Co.	Sun Hydraulics Corp
Capstone Turbine Corp.	Synalloy Corp.
CPI Aerostructures, Inc.	Universal Stainless & Alloy Products
The general industry peer group selected for the purpose of performance comparisons was the Global Industry Classification Standard (GICS) Aerospace and Defense group of companies larger than $50 million in revenues. Fifty-one companies are currently classified into this peer group.
Compensation Committee Interlocks and Insider Participation
During fiscal 2013, the following directors were members of the Compensation Committee: John G. Chapman, Sr., Donald C. Molten, Jr., Alayne L. Reitman, and Norman E. Wells, Jr. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our NEOs serve or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation.
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis”. Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.
The foregoing report has been furnished by the current members of the Compensation Committee, being:

Compensation Committee
Norman E. Wells, Jr., Chairperson
Donald C. Molten, Jr.
John G. Chapman, Sr.
Alayne L. Reitman

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2013

The following table sets forth information regarding the compensation of the Company’s Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, who are the only named executive officers of the Company, for the fiscal years ended September 30, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non- Equity Incentive Compensation ($) (3)	All Other Compensation ($)	Total Compensation ($)
Jeffrey G. Gotschall	2013	113,800	-0-	-0-	-0-	57,000	170,800
Chairman (4)	2012	220,000	-0-	-0-	-0-	14,600	234,600
	2011	220,000	-0-	-0-	-0-	14,000	234,000
Michael S. Lipscomb	2013	-0-	198,800	-0-	-0-	311,300	510,100
President and CEO (5)	2012	-0-	728,750	-0-	-0-	328,800	1,057,550
	2011	-0-	29,000	-0-	-0-	275,000	304,000
James P. Woidke	2013	276,900	125,000	-0-	196,400	18,200	616,500
Chief Operating Officer (7)	2012	259,600	158,300	-0-	-0-	19,800	437,700
	2011	231,800	195,000	-0-	115,600	14,500	556,900
Catherine M. Kramer	2013	182,300	58,800	-0-	110,000	37,800	388,900
Vice President and CFO (6)	2012	46,700	-0-	-0-	-0-	2,300	49,000
	2011	-0-	-0-	-0-	-0-	-0-	-0-
Frank A. Cappello	2013	46,200	-0-	-0-	-0-	408,800	455,000
Vice President and CFO (8)	2012	182,300	114,900	-0-	-0-	20,300	317,500
	2011	177,100	157,600	-0-	83,900	14,200	432,800

(1)
Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock awards described in the aforementioned “Long-Term Incentives”. The above amounts represent the grant date fair values of the stock awards granted in fiscal 2013, 2012 and 2011, as measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Such fair value is based on the target number of restricted and performance-based stock awards granted in each of the three fiscal years noted multiplied by the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant.

(2)	Amounts shown do not reflect compensation actually received by the executive officer. No option awards were granted in fiscal 2013, 2012 or 2011.

(3)
Reflects the value of annual incentive compensation earnings for named executive officers. Reference “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s non-equity incentive compensation plan.

(4)
Mr. J. P. Gotschall retired as Chief Executive Officer in fiscal 2009 and as Executive Chairman in April of 2013. He currently serves as a non-Executive Chairman of the Board. All other compensation consists of (i) amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan; and (ii) retirement benefits paid under the Company's defined benefit plan.

(5)
Mr. M. S. Lipscomb was retained on a contract/consultancy basis with aggregate compensation being set at a rate of $2,500 per day. All other compensation consists of consultancy payments made by the Company.

(6)
All other compensation for Ms. C. M. Kramer consists of (i) amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan; and (ii) relocation benefits paid by the Company.

(7)
All other compensation for Mr. J. P. Woidke consist of amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan.

(8)
All other compensation costs for Mr. F. A. Cappello consists of (i) amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan; (ii) amounts paid by the Company in lieu of participation in a Company sponsored medical insurance program; and (iii) severance payments paid by the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of plan-based awards for fiscal 2013 for each individual named in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (2) (4) (6)			Estimated Future payouts under Equity Incentive Plan Awards (1) (2) (5)			Grant Date Fair Value of Stock Awards ($) (3)
		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum ($)
Jeff P. Gotschall	N/A	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael S. Lipscomb		-0-	-0-	-0-
Performance Shares	December 2012				6,200	12,400	18,600	198,800
James P. Woidke		72,750	125,000	218,250
Performance Shares	December 2012				72,750	125,000	218,250	125,000
Catherine M. Kramer		40,050	81,900	122,850
Performance Shares	February 2013				438	875	1,312	13,900
Performance Shares	December 2012				1,400	2,800	4,200	44,900
Frank A. Cappello	N/A	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	The performance-based stock awards reflected in these columns were granted under the Company’s 2007 LTIP.

(2)	See “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s equity and non-equity incentive compensation plans.

(3)
For the December 2012 equity grants,fair value is based on (i) the target number of performance-based stock awards granted multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $16.03. For the February 2013 equity grant, fair value is based on (i) the target number of performance-based stock awards granted multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $15.93.

(4)	The actual amounts paid are reflected in the Summary Compensation Table.

(5)	Fiscal 2013 long-term equity-based incentive compensation award.

(6)	Fiscal 2013 annual incentive compensation award.

Outstanding Equity Awards

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of unexercised stock options and unearned restricted shares and performance-based shares at September 30, 2013. There were no stock grants vested and no options were exercised by any of the NEOs during fiscal 2013.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercises Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Note Vested (#) (1)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Note Vested ($) (2)

Jeffrey Gotschall
Stock Options	-0-	-0-	N/A	N/A
Performance Shares					-0-	-0-
Michael S. Lipscomb
Stock Options	-0-	-0-	N/A	N/A
Performance Shares					13,333	245,237
Restricted Shares					25,525	469,660
James P. Woidke
Stock Options	-0-	-0-	N/A	N/A
Performance Shares					16,200	298,080
Cahterine M. Kramer
Stock Options	-0-	-0-	N/A	N/A
Performance Shares					3,675	67,620
Frank A. Cappello
Stock Options	-0-	-0-	N/A	N/A
Performance Shares					-0-	-0-

(1)	Based on the actual number of restricted stock awards and the target number of performance-based stock awards.

(2)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2013, which was $18.40.

Defined Benefit Pension Plan

The amounts stated in the foregoing Summary Compensation Table on page 22 do not include amounts related to a change in the value of pension benefits payable to either Mr. J. P. Gotschall or Mr. F. A. Cappello because, as described below, the Company’s qualified, non-contributory pension plan known as the SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan") is frozen and, therefore, no additional benefits accrued to either Mr. J. P. Gotschall or Mr. F. A. Cappello in fiscal 2013. Both Mr. J. P. Gotschall and Mr. F. A. Cappello participate in the Retirement Plan on the same basis as other salaried employees. Mr. J. P. Woidke’s and Ms. C.M. Kramer's employment with the Company began subsequent to March 1, 2003, the date on which the Retirement Plan was frozen. Mr. M. S. Lipscomb does not participate in any of the Company’s retirement plans.

The Summary Compensation Table on page 22 includes both base salary and incentive compensation. Benefits payable under the Retirement Plan are calculated using only base salary. Under the terms of the Retirement Plan, as amended March 1, 2003 to cease the accrual of future retirement benefits as of that date, the amount of normal annual retirement benefit payable to a participating employee is generally based upon (i) years of service with the Company prior to normal retirement date but limited to service through March 1, 2003; (ii) "final average earnings" (average base salary during the 60 consecutive month period, within the 120 month period preceding March 1, 2003, during which the total amount of base salary was the highest); and (iii) average Social Security covered compensation. For an employee retiring with 25 years of service or less as of March 1, 2003, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service as of March 1, 2003, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or, under certain circumstances, a lump sum payment. Under the Internal Revenue Code ("IRC"), the maximum annual benefit payable under the Retirement Plan to covered employees is limited to $205,000 per year for fiscal 2013. Such limit was $160,000 in fiscal 2003, the year in which benefits under the Retirement Plan were frozen.

Supplemental Executive Retirement Plan

The maximum amount of final average earnings used to compute benefits under the Retirement Plan is limited by the IRC. Therefore, in response to such limitations, the Company established a non-qualified Supplemental Executive Retirement Plan ("SERP") to provide covered employees with a benefit amount equal to what they would have been entitled to receive under the Retirement Plan, as of March 1, 2003, if no such limitations existed.

The estimated annual retirement benefit under the combined plans for each participant is based upon the base salary at March 1, 2003, the date on which benefits under the Retirement Plan and SERP ceased to accrue for all participants. The payments by the Company to fund the benefits under the Retirement Plan and SERP are actuarially determined.

For each individual named in the Summary Compensation Table who is covered by benefits under either the Retirement Plan or SERP, set forth below is information relating to such person’s benefits under the combined plans as of September 30, 2013. Mr. Gotschall began receiving payments from the pension plan in May 2013, following his retirement as Executive Chairman in April 2013.

Name	Plan Name	Number of Years Credited Service (#) (1)	Annual Accumulated Plan Benefits ($) (1)	Payments During Last Fiscal Year ($)
Jeffrey P. Gotschall	SIFCO Industries, Inc. Salaried Retirement Plan and Supplemental Executive Retirement Plan	29.7	$143,300	$ 48,400
Frank A. Cappello	SIFCO Industries, Inc. Salaried Retirement Plan	3.1	$ 7,500	-0-

(1)
The annual accumulated plan benefits payable upon retirement and the number of years of credited service are measured through March 1, 2003, the date on which further benefits under both plans ceased to accrue for all participants. As discussion related to the assumptions used to calculate the accumulated plan benefit, refer to the Company's Annual Report Form 10-K as of September 30, 2013, within Item 8. of the consolidated financial statements, Note 7.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into a Change in Control and Severance Agreement with Mr. Woidke, which provides severance benefits in the event of his involuntary termination with or without a change in control. Effective in November 2013, the Company entered into a Change in Control Agreement with Ms. Kramer which provides severance benefits in the event of her involuntary termination as a result of a change in control. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements provide the following benefits:

•In the case of Mr. Woidke, if Mr. Woidke is terminated other than for cause or if he terminates for good reason, including a change of control, the Change in Control and Severance Agreement provides for a lump sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards determined on a pro rata basis. For purposes of determining annual compensation relative to severance payments, the annual cash incentive portion of Mr.Woidke’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

•In the case of Ms. Kramer, if, within the two year period following a change of control, Ms. Kramer is terminated other than for cause or if she terminates for good reason, the Change in Control Agreement provides for a lump sum severance payment equal to 150% of her annual base salary in effect at the time of termination and continuation of health and welfare insurance coverage for up to 24 months following termination.

As of the beginning of the fiscal year, the Company had entered into a Change in Control Severance Agreement with Mr. Cappello, which provided severance benefits in the event of his involuntary termination resulting from a change in control. In addition, the Company had entered into a Separation Pay Agreement with Mr. Cappello, which provided severance benefits in the event of his involuntary termination with or without a change in control. Both of these agreements were superseded by a Separation Agreement executed December 31, 2012, at which time Mr. Cappello left the Company. The Separation Agreement provided severance pay equal to one and one-half (1.5) times Mr. Cappello's base salary ($274,400); one and one-half (1.5) times his average annual incentive compensation during the prior three year period ($91,450); payment for one week's accrued but unused vacation ($3,500); payment for twenty-four (24) months of medical and dental insurance premiums ($34,400); a future payment equal to one times his base salary ($182,900), to be paid in January 2014; and a future grant of 9,818 shares of Company stock, to be granted in January 2014. The Separation Agreement was entered into because of the Company's desire to provide for a smooth transition of Mr. Cappello's responsibilities and, although no issues were known at the time, to resolve any and all potential issues regarding his employment with and separation from the Company.

There are no agreements in place with respect to payments to be made to Mr. M. S. Lipscomb in the event of his termination.

The following table describes the potential payments upon termination of employment of Mr. J. P. Woidke . The table assumes the executive's employment was terminated on September 30, 2013, the last business day of the Company’s 2013 fiscal year.

Potential Payments Upon Termination of Employment
Name and Principal Position	Voluntary Termination	Involuntary Not For Cause Termination – without a Change in Control ($)	Involuntary Not For Cause Termination – with a Change in Control ($)
James P. Woidke Severance Accelerated Vested Performance Stock awards (1) Health & Welfare Insurance	-0- -0- -0-	$548,600 $150,900 $ 32,300	$548,600 $150,900 $ 32,300

(1)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2013, which was $18.40.

DIRECTOR COMPENSATION

The annual cash retainer for the Chairman of the Board is $85,000. The annual cash retainer for all other non-employee directors is $30,000. In addition, Committee members receive $4,000 cash per year. The Chair of the Audit Committee receives an additional $12,000 cash per year; the Chair of the Compensation Committee receives an additional $7,000 cash per year; and the Chairs of the Governance Committee and Special Committee receive an additional $5,000 cash per year. Directors who are employees of the Company do not receive the annual retainer.
Under our 2007 Long Term Incentive Plan, each non-employee director who holds such position on the date of the annual meeting of the shareholders will be awarded annually, on the date of the annual meeting of shareholders, shares of our Common Stock valued at $40,000 based on the 90 day average stock price as of December 31 of the prior year. The Chairman of the Board on the date of the annual meeting of the shareholders will be awarded shares of our Common Stock valued at $20,000 on such date. Prior to January 2013, each non-employee director who held such position on the date of the annual meeting of the shareholders was awarded annually, on the date of the annual meeting of shareholders, shares of Common Stock valued at $25,000 on such date.
Our Amended and Restated Code of Regulations provides that we will indemnify any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a director of the Company. We also currently have in effect director and officer insurance coverage.
The following table shows the compensation paid to each of the non-employee directors during fiscal 2013. Mr. Lipscomb, who is our Chief Executive Officer, does not receive any additional compensation for his services as a director.

	Director Compensation for Fiscal 2013
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Hudson D. Smith	28,750	36,900	280,000	345,650
Donald C. Molten, Jr.	40,250	36,900	-0-	77,150
John G. Chapman, Sr.	37,750	36,900	-0-	74,650
Alayne L. Reitman	42,750	36,900	-0-	79,650
Norman E. Wells, Jr. (3)	19,500	36,900	-0-	56,400
Jeffrey P. Gotschall (4)	19,615	-0-	-0-	19,615

(1)
Each independent director was awarded 2,378 restricted shares of the Company’s common stock. Fair value is based on (i) the number of restricted stock awards granted in fiscal 2013 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $15.50.

(2)
With respect to Mr. H. D. Smith, all other compensation consists of payments made to Forged Aerospace Sales, LLC during fiscal 2013 under the Sales Representative Agreement, further described below, for services other than as director.

(3)	Mr. N. E. Wells, Jr. joined the Board of Directors in January 2013.

(4)	Mr. J.P. Gotschall assumed the role of Non-Executive Chairman effective April 7, 2013.

Mr. H. D. Smith previously held several executive level positions with the Company and, in connection with his resignation from the Company, Mr. Smith entered into a Sales Representative Agreement with the Company, the terms of which are substantially the same as the terms of other agreements the Company maintains with its third-party sales representatives. Compensation under the Sales Representative Agreement, which resulted in payments of $280,000 in fiscal 2013, is based strictly upon earned sales commissions with no guaranteed minimum obligation to Mr. Smith and/or to Forged Aerospace Sales, LLC.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Fees paid or payable to Grant Thornton LLP for the audits of the annual financial statements included in the Company’s Form 10-K and for the reviews of the interim financial statements included in the Company’s Forms 10-Q for the years ended September 30, 2013 and 2012 were $184,300 and $181,750, respectively. The Audit Committee has sole responsibility for determining whether and under what circumstances an independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by such firm. In fiscal 2013, audit and non-audit related fees, to the extent they were incurred, were pre-approved by the Audit Committee.

Audit-Related Fees

Fees paid or payable to Grant Thornton LLP for audit-related services for the years ended September 30, 2013 and 2012 were $2,150 and $10,000, respectively.

Tax Fees

There were no fees paid or payable during fiscal 2013 or 2012 to Grant Thornton LLP for tax compliance or consulting services.

All Other Fees

There were no fees paid or payable during fiscal 2013 or 2012 to Grant Thornton LLP for products or services other than the professional services described above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company, for the fiscal year ended September 30, 2013, with the Company's management and with the Company's independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also has (i) discussed with Grant Thornton LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), (ii) received the written communications from Grant Thornton LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board certifying the firm’s independence and (iii) the Audit Committee discussed the independence of Grant Thornton LLP with that firm. Grant Thornton LLP has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards board and the SEC governing auditor independence.

The Audit Committee operates under a written charter as last amended in July 2004.

Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013 to be filed with the SEC.

Audit Committee
Alayne L. Reitman, Chairperson
John G. Chapman, Sr.
Donald C. Molten, Jr.
Norman E. Wells, Jr.

PROPOSAL 2 – TO RATIFY THE SELECTION OF AUDITORS

The firm of Grant Thornton LLP has been the Company's independent registered public accounting firm since 2002. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2014, subject to the ratification of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2014 Annual Meeting (in person or by proxy) is required. Proposal No. 2 is a non-binding proposal. Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Grant Thornton LLP is being submitted to the Company’s shareholders for ratification at the 2014 Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment. Grant Thornton LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors.

Board Recommendation - the Board of Directors recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending September 30, 2014. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Representatives of Grant Thornton LLP are expected to be present at the 2014 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

PROPOSAL 3 - TO CAST A NON-BINDING ADVISORY VOTE ON EXECTUVE COMPENSATION

As required by Section 14A of the Security Exchange Act of 1934, this proposal, commonly known as a "say-on-pay" proposal, gives you, as a shareholder the opportunity to endorse or not to endorse our executive compensation program through the following resolution:

"RESOLVED, that the shareholders approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and accompanying narrative disclosure under the Compensation Discussion and Analysis section in this proxy."

As discussed in the Compensation Discussion and Analysis, the Compensation Committee's compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance, provide incentives for future performance, and align the interests of the NEOs with the interests of the shareholders. To do this, we currently offer a competitive total compensation package. The Compensation Committee has determined that the compensation structure for our NEOs is effective and appropriate.

Board Recommendation - The Board of Directors recommends that you vote FOR Proposal 3 relating to the approval of the Company's executive compensation.
PROPOSAL 4 - TO VOTE ON THE FREQUENCY FOR HOLDING THE NON-BINDING ADVISORY VOTE ON SAY-ON-PAY (EVERY ONE, TWO, OR THREE YEARS).

As required by Section 14A of the Security Exchange Act of 1934, we are seeking the input of our shareholders on the frequency with which we will hold non-binding advisory vote on the compensation of our NEOs. Shareholders will be able to specify one of four choices on this proposal on the proxy card as their recommendation: every 1 year, 2 years, or 3 years, or abstain.

Board Recommendation - The Board of Directors recommends that you vote FOR the frequency option of Two Years.
PROPOSAL 5 - TO AMEND ARTICLES II, III, AND X OF THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS
The Board of Directors unanimously recommends that the shareholders approve and adopt the amendments to Articles II, III, and X of the SIFCO Industries, Inc. Amended and Restated Code of Regulations (“Code of Regulations”) described below. A copy of Articles II, III, and X of our Code of Regulations is attached as Annex A to this proxy statement and marked to show the proposed changes.
In November 2013, the Board of Directors unanimously recommended that our shareholders approve and adopt an amendment to our current Code of Regulations that, if approved and adopted by our shareholders, would:

•	allow shareholder meetings to occur outside of Cuyahoga County, Ohio;

•	expand the time period during which the annual meeting of shareholders must be held to the fourth calendar month following the close of the fiscal year; and

•	permit the Board of Directors to adopt amendments to our Code of Regulations to the extent permitted by Ohio law.
    Article II of our Code of Regulations currently requires that all meetings of the shareholders occur within Cuyahoga County, Ohio. As our business has grown outside of Cuyahoga County and the State of Ohio and our shareholders are located all across the country, allowing shareholder meetings to occur outside of Cuyahoga County, Ohio aligns with the national scope of our business. Proposal 5 amends Article II of our Code of Regulations to allow shareholder meetings to occur outside of Cuyahoga County, Ohio, including outside of the State of Ohio.

Article III of our Code of Regulations currently requires that the annual meeting of shareholders take place on the third Friday in January or another time set by the directors which must be between January 15th and January 31st. Proposal 5 amends Article III of our Code of Regulations to provide that the annual meeting of shareholders will be held during the fourth calendar month following the close of the Company’s fiscal year. This expands the time period during which the annual meeting of shareholders must be held, thereby allowing more flexibility in selecting the date for the annual meeting of shareholders each year.
Article X of our Code of Regulations currently requires that all amendments to the Code of Regulations be approved and adopted by our shareholders. Since 2006, the Ohio Revised Code has allowed boards of directors of Ohio corporations to make certain amendments to their regulations without shareholder approval, if such authority is provided in or permitted by the articles or regulations, so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations of the corporation. Many jurisdictions, such as Delaware, have historically allowed the board of directors of a corporation to amend that corporation’s bylaws without shareholder approval. Since 2006, the Ohio Revised Code has provided Ohio corporations with similar flexibility, subject to statutory limitations that prohibit directors from amending the regulations to effect certain changes in certain areas deemed by the Ohio legislature to be important substantive rights that are reserved to the shareholders. The proposed amendment to our Code of Regulations will prohibit our directors from taking any of these actions without the approval of our shareholders:

•	specifying the percentage of shares a shareholder must hold in order to call a special meeting;

•	specifying the length of time period required for notice of a shareholders’ meeting;

•	specifying that shares that have not yet been fully paid will not have voting rights;

•	specifying requirements for a quorum at a shareholders’ meeting;

•	prohibiting shareholder or director actions from being authorized or taken without a meeting;

•	defining terms of office for directors or providing for classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	establishing requirements for a quorum at directors’ meetings, or specifying the required vote for an action of the directors; and

•	removing the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation.

In addition, if the proposed amendment to Article X of our current Code of Regulations is approved and adopted by our shareholders, the Board of Directors will not be permitted to delegate its authority to adopt, amend or repeal our Code of Regulations to a committee of the Board of Directors. The amendment to Article X would allow the Board of Directors to make changes to our Code of Regulations without the time-consuming and expensive process of seeking shareholder approval, which would otherwise continue to be required if this proposal is not approved. If this proposal is approved and adopted, we will be required to promptly notify our shareholders of any amendments that the Board of Directors makes to our Code of Regulations by filing a report with the Securities and Exchange Commission.
If Proposal 5 is approved and adopted, Articles II, III and X of our Code of Regulations would reflect the changes above by allowing shareholder meetings to occur outside of Cuyahoga County, Ohio, expanding the time period during which the annual meeting of shareholders must be held to the fourth calendar month following the close of the fiscal year, and permitting the Board of Directors to amend our Code of Regulations in the future to the extent permitted by Ohio law. The full text of Articles II, III and X of our Code of Regulations as proposed to be amended is set forth as Annex A to this proxy statement and marked to show the proposed changes.

Board Recommendation - The Board of Directors recommends that you vote FOR Proposal 5 to amend Articles II, III and X of our Code of Regulations.
SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who intends to present a proposal at the 2015 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 16, 2014. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2015 Annual Meeting must be delivered to the Company no later than October 30, 2014 or such proposal will be considered untimely. If a shareholder proposal is received after October 30, 2014, the Company may vote, in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2015 Annual Meeting.

OTHER MATTERS

The Company does not know of any other matters that will come before the meeting. In case any other matter should properly come before the 2014 Annual Meeting, it is the intention of the persons named in the enclosed proxy or their substitutions to vote in accordance with their best judgment in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

NO INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Shares held through such brokerage firms. If your family has multiple accounts holding shares of Common Shares of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

EXECUTIVE OFFICERS OF THE COMPANY

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC under the heading “Directors, Executive Officers and Corporate Governance”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of the Company’s filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at http://www.sifco.com/proxy_materials. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

By order of the Board of Directors.        SIFCO Industries, Inc.

Megan L. Mehalko, Corporate Secretary
December 13, 2013

Annex A
Proposed Amendment to Articles II, III, and X of the SIFCO Industries, Inc. Amended and Restated Code of Regulations (“Code of Regulations”)
If Proposal 5 is approved, Articles II, III and X of our Code of Regulations will be amended as follows, with additions indicated by underlining and deletions indicated as strike through text.
ARTICLE II.
All meetings of the shareholders shall be held at the principal office of the Company in the City of Cleveland, Ohio , u nless the Board of Directors designates some other place either within or without the State of Ohio and causes the notice thereof to so specify.
ARTICLE III.
The annual meeting of the shareholders for the election of directors and the consideration of the reports to be laid before such meeting shall be held on such date and at such hour during the fourth calendar month following the close of the fiscal year of the Company as may be designated by the Board of Directors, the Chairman of the Board of Directors or the President and specified in the notice of the meeting. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors or by the President or by a majority of the members of the Board of Directors, acting with or without a meeting, or by persons who hold fifty percent (50%) or more of all of the shares outstanding and entitled to vote at such shareholders’ meeting. Upon request in writing delivered in person or by registered mail to the Chairman of the Board of Directors or to the Secretary by any persons entitled to call a meeting of shareholders and stating the purposes of such meeting, it shall be the duty of the officer receiving the request forthwith to cause a notice to be given, according to law and this Code of Regulations, of a meeting to be held at such time, not less than thirty (30) nor more than ninety (90) days after the receipt of such request, as such officer may fix, and if such notice shall not be given within thirty (30) days after the receipt by such officer of such request, the persons requesting such meeting may fix the time of such meeting and give notice thereof in the manner provided by law or this Code of Regulations or cause such notice to be so given by a designated representative.
ARTICLE X.
The Company may amend, change or add to these Regulations for any lawful purpose (i) to the extent permitted by Chapter 1701 of the Ohio General Corporation Law, by the Directors or (ii) by the vote or written consent of the holders of record of shares entitling them to exercise a majority of the voting power of the Company in respect of such amendment, change or addition; provided, however, that if any such amendment, change or addition is adopted by written consent without a meeting of the shareholders, the Secretary shall enter any such amendment, change or addition in the records of the Company and provide a copy thereof to each shareholder of record who would have been entitled to vote thereon and did not participate in the adoption thereof in any manner provided for under Ohio law.

PROXY
SIFCO INDUSTRIES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON January 28, 2014
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of Shareholders of SIFCO Industries, Inc., to be held on January 28, 2014, and at any and all adjournments thereof.

IF NO INSTRUCTION IS INDICATED, THIS PROXY WIL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, FOR TWO YEARS RELATING TO THE FREQUENCY FOR HOLDING THE NON-BINDING ADVISORY VOTE ON SAY-ON-PAY, FOR THE PROPOSAL TO AMEND THE CODE OF REGULATIONS AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held January 28, 2014.

The Notice of Annual Meeting of Shareholders, Proxy Statement and our 2013 Annual Report are available at: http://www.viewproxy.com/sifco/2014

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 5 and for Two Years on Proposal 4.

1. ELECT SEVEN (7) DIRECTORS. To elect the following persons for one-year terms expiring at the 2014 Annual Meeting of Shareholders:

Nominees		FOR all nominees listed below (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
01 Jeffrey P. Gotschall	05 Alayne L. Reitman		
02 John G. Chapman, Sr.	06 Hudson D. Smith		
03 Michael S. Lipscomb	07 Norman E. Wells, Jr.	☐	☐
04 Donald C. Molten, Jr.			

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below)

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ THREE YEARS ☐ TWO YEARS ☐ ONE YEAR ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature ______________________ Date __________

Signature (if held jointly) ______________________ Date __________

CONTROL NUMBER

→ ☐

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

SIFCO INDUSTRIES, INC.

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.